Exhibit 3.4

                                NIXON PEABODY LLP
                               101 Federal Street
                        Boston, Massachusetts 02110-1832
                                 (617) 345-1000
                               Fax: (617) 345-1300


                                 April 16, 2003


Van Kampen Funds Inc.
1 Parkview Plaza
Oakbrook Terrace, Illinois  60181


       Re: Van Kampen Focus Portfolios, Municipal Series 431 (the "Fund");
           Massachusetts Investors' Quality Tax-Exempt Trust, Series 1
                           (the "Massachusetts Trust")

                           S.E.C. Reg. No. 333-103857


Ladies and Gentlemen:

     You have requested our opinion as special Massachusetts tax counsel with respect to the application of the Massachusetts income tax laws to the Massachusetts Trust being created as part of the above-entitled Fund and to the holders of Units of the Massachusetts Trust ("Massachusetts Unitholders").

     We have examined (i) the Trust Indenture and Agreement between Van Kampen Funds Inc., as Depositor, The Bank of New York, as Trustee, J.J. Kenney Co., Inc., as Evaluator, and Van Kampen Investment Advisory Corp., as Supervisor, and dated today, creating the Fund; (ii) the Preliminary Prospectus dated today relating to the Units of the Fund; and (iii) an opinion of Chapman and Cutler to you dated today as to the federal income tax status of the Fund, its constituent Trusts and their Unitholders. We have also examined applicable Massachusetts law including rulings by the Massachusetts Department of Revenue regarding trusts which are similar to the Massachusetts Trust.

     Based on the foregoing it is our opinion that under existing law and assuming the ongoing administration of the affairs of the Massachusetts Trust as set forth in the Preliminary Prospectus:

          1. For Massachusetts income tax purposes, the Massachusetts Trust will be treated as a corporate trust under Section 8 of Chapter 62 of the Massachusetts General Laws and not as a grantor trust under Section 10(e) of Chapter 62 of the Massachusetts General Laws.

          2. The Massachusetts Trust will not be held to be engaging in business in Massachusetts within the meaning of said Section 8 and will not, therefore, be subject to Massachusetts income tax.

          3. Massachusetts Unitholders who are subject to Massachusetts income taxation under M.G.L. Chapter 62 will not be required to include their respective shares of the earnings of or distributions from the Massachusetts Trust in their Massachusetts gross income to the extent that such earnings or distributions represent tax-exempt interest for federal income tax purposes received by the Massachusetts Trust on obligations issued by Massachusetts, its counties, municipalities, authorities, political subdivisions or instrumentalities or by United States territories or possessions ("Obligations").

          4. Massachusetts Unitholders who are subject to Massachusetts income taxation under M.G.L. Chapter 62 will not be required to include their respective shares of the earnings of or distributions from the Massachusetts Trust in their Massachusetts gross income to the extent that such earnings or distributions are derived from proceeds of insurance obtained by the Massachusetts Trust or by the Sponsor of the Fund or by the issuer or underwriter of an Obligation held by the Massachusetts Trust that represent maturing interest on defaulted Obligations held by the Massachusetts Trust, if, and to the same extent that, such earnings or distributions would have been excludable from their gross income if derived from interest paid by the issuer of the defaulted Obligation.

          5. The Massachusetts Trust's capital gains and/or capital losses realized upon disposition of Obligations held by it will be included pro rata as capital gains and/or losses in the gross income of Massachusetts Unitholders who are subject to Massachusetts income taxation under M.G.L. Chapter 62, except where capital gain is specifically exempted from income taxation under acts authorizing issuance of said Obligations.

          6. Gains or losses realized on sales or redemptions of Units by Massachusetts Unitholders who are subject to Massachusetts income taxation under M.G.L. Chapter 62 will be includable in their Massachusetts gross income. In determining such gain or loss Massachusetts Unitholders will, to the same extent required for Federal tax purposes, be required to adjust the tax basis for their Units for accrued interest received, if any, on Bonds delivered to the Trustee after the Massachusetts Unitholders pay for their Units, and for amortization of premiums, if any, on the Obligations held by the Massachusetts Trust.

          7. The Units of the Massachusetts Trust are not subject to any property tax levied by Massachusetts or any political subdivision thereof, nor to any income tax levied by any such political subdivision. They are includable in the gross estate of a deceased Massachusetts Unitholder who is a resident of Massachusetts for purposes of the Massachusetts Estate Tax.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-103857) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement, and in the related Prospectus, under the headings "Massachusetts - Tax Status" and "Legal Opinions."

                                                          Very truly yours,


                                                      /s/ NIXON PEABODY LLP